Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, KKR Real Estate Finance Trust Inc. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.01 per share (our “common stock”), and its 6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (our “Series A Preferred Stock”). References herein to “we,” “us,” “our” and the “Company” refer to KKR Real Estate Finance Trust Inc. and not to any of its subsidiaries.

The following description of our common stock and preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s charter (our “charter”), and Amended and Restated Bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”) for additional information.

General

Under our charter, we may issue up to 350,000,000 shares of stock comprised of the following:

•	300,000,000 shares of common stock, par value $0.01 per share; and
•	50,000,000 shares of preferred stock, par value $0.01 per share.

As of February 3, 2022, there were issued and outstanding:

•	61,370,732 shares of common stock; and
•	13,110,000 shares of preferred stock that have been classified and designated as Series A Preferred Stock.

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our board of directors, without stockholder approval, to:

•	classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock; and
•	amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that may be issued.

We believe that the power to (i) issue additional shares of our common stock or preferred stock, (ii) increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue and (iii) classify or reclassify unissued shares of our common or preferred stock and thereafter to issue the classified or reclassified shares of stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. In addition, under Maryland law, our board of directors may authorize the amendment of our charter to effect a reverse stock split that results in a combination of shares of stock at a ratio of not more than ten shares of stock into one share of stock in any 12-month period. These actions may be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfers of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Common Stock

Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including our preferred stock. All shares of common stock have equal dividend and liquidation rights.

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of a class or series of our stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. There is no cumulative voting in the election of our directors and our directors are elected by a plurality of the votes cast, so the holders of a simple majority of the outstanding common stock, voting at a stockholders meeting at which a quorum is present, will have the power to elect all of the directors nominated for election at the meeting. Holders of our common stock generally have no exchange, sinking fund, redemption or appraisal rights, except the right to receive fair value in connection with certain control share acquisitions, and have no preemptive rights to subscribe for any of our securities. Because holders of our common stock do not have preemptive rights, we may issue additional shares of stock that may reduce each stockholder’s proportionate voting and financial interest in our company. Rights to receive dividends on our common stock may be restricted by the terms of any future classified and issued shares of our stock.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all of the votes entitled to be cast on the matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, corporate opportunities and the vote required to amend our charter.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, including:

•	one share of special non-voting preferred stock; and
•	13,160,000 shares of Series A Preferred Stock.

As of February 3, 2022, there were issued and outstanding: no shares of special non-voting preferred stock and 13,110,000 shares of Series A Preferred Stock.

Our board of directors has the authority, without further action by the stockholders, to authorize us to issue shares of preferred stock in one or more series and to fix the number of shares, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption applicable to each such series of preferred stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our issued and outstanding preferred stock has, and any additional preferred stock we may issue could have, a preference on dividend payments that affects our ability to make dividend distributions to the common stockholders.

Series A Preferred Stock

The Series A Preferred Stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to our common stock and any class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up (“Junior Stock”); (ii) on parity with any class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up (the “Parity Stock”); and (iii) junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. Dividends on outstanding shares of Series A Preferred Stock are cumulative and are payable quarterly in arrears at the rate of 6.50% per annum of the $25.00 liquidation preference, or $1.625 per annum per share. Unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our Junior Stock or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Stock and all holders of our Parity Stock, we generally may not: (i) declare or pay any dividends, or set aside any assets for the payment of dividends, on our Junior Stock or our Parity Stock; or (ii) redeem or otherwise acquire our Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of our Junior Stock) or our Parity Stock.

Each holder of the Series A Preferred Stock is entitled to receive a liquidation preference of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared), before the holders of our common stock or other Junior Stock receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company.

The Series A Preferred Stock is not redeemable by us before April 16, 2026, except as described in this paragraph and below under “Certain Provisions of Our Charter and Bylaws and of Maryland Law - REIT Qualification Restrictions on Ownership and Transfer.” On and after April 16, 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. In addition, upon the occurrence of certain change of control transactions after which our common stock (or the common stock of the successor) is not listed (as defined in our charter, a “Change of Control”), we may, subject to certain conditions and at our option, redeem the Series A Preferred Stock, within 120 days after the first date on which such Change of Control occurred by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Unless we have elected to redeem the Series A Preferred Stock prior to a Change of Control, beginning on the first anniversary of the first date on which any shares of Series A Preferred Stock are issued, upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of: (A) the quotient obtained by dividing the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the conversion date by the Common Stock Price (as defined below); and (B) 2.6427 (the “Share Cap”), subject to certain adjustments; subject, in each case, to the provisions for the receipt of alternative consideration upon conversion as described in the articles supplementary designating the terms of the Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of Series A Preferred Stock generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six quarterly periods, whether or not consecutive, holders of shares of Series A Preferred Stock, voting together as a single class with the holders of shares of our Parity Stock having similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Series A Preferred Stock for all past dividend periods and the then current dividend period. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, voting together as a single class, is required for us to authorize or create, or increase the authorized or issued amount of, any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares. The affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) is required to amend our charter (including the Articles Supplementary setting forth the terms of the Series A Preferred Stock) in a manner that materially and adversely affects the rights of the holders of shares of Series A Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock and Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Certain Provisions of Our Charter and Bylaws and of Maryland Law

REIT Qualification Restrictions on Ownership and Transfer

Our charter contains restrictions on the number of shares of our capital stock that a person may own. No person may beneficially or constructively own in excess of 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock unless such person receives an exemption from our board of directors. Subject to certain limitations, our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from, or modify, these limits, if it obtains such representations, covenants and undertakings as it deems appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. Our charter provides for limited exemptions to certain persons, including KKR & Co. Inc. (together with its subsidiaries, “KKR”) and its affiliates and any direct or indirect beneficial owner of KKR.

Our charter further prohibits any person from, among other things:

•	beneficially owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”);
•	transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by less than 100 persons;
•
beneficially or constructively owning shares of our capital stock if such ownership would cause us to constructively own 10% or more of the ownership interests in a tenant of our company (other than a taxable REIT subsidiary); and

•	any other beneficial or constructive ownership of our capital stock that would otherwise cause us to fail to qualify as a REIT.

Any person who acquires or attempts or intends to acquire shares of our capital stock that may violate any of these restrictions, or who is the intended transferee of shares of our capital stock that are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of our capital stock that, if effective, would result in violation of the above limitations (except for a transfer that results in shares being owned by less than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee will not acquire any rights in the shares)

will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the intended transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. Shares of our capital stock held in the trust will continue to be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the proposed transferee to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other sale expenses) from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee will acquire no rights in such shares.

Each certificate, if any, or any notice in lieu of a certificate, representing shares of our capital stock will bear a legend summarizing the restrictions described above. Instead of a legend, the certificate, if any, may provide that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Every beneficial owner of more than 5% in number or value of our outstanding shares of capital stock (or such lower percentage as required by the Code or the regulations promulgated thereunder), within 30 days after the end of each taxable year, is required to give us written notice, stating the owner’s name and address, the number of shares of capital stock beneficially owned and a description of the manner in which the shares are held. Each such owner will be required to provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will be required to provide us with such information as we may request in good faith to determine our status as a REIT and to ensure compliance with the ownership limits.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a receipt of a premium price for the common stock or otherwise be in the best interest of the stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•
an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder or any affiliate of an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or the shares held by any affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including, but not limited to, business combinations that are exempted by the board of directors prior to the time that an interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested shares. A control share acquisition means the acquisition of control shares, subject to certain exceptions. Shares owned by the acquiror or by officers or directors of the target corporation who are also employees are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiror is entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and delivering an “acquiring person statement” as described in the MGCL. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

Maryland Unsolicited Takeovers Act

The Maryland Unsolicited Takeovers Act (“MUTA”) permits a Maryland corporation with at least three directors who are not officers or employees of the corporation or affiliates of, or nominated by, a person seeking to acquire control of the corporation and a class of stock registered under the Exchange Act to elect to be subject to any or all of the following provisions, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Our charter contains a provision whereby we have elected to be subject to the provisions of MUTA relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to MUTA, we already (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our board of directors or our president, chief executive officer or board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or be subject to one or more of the other provisions of MUTA.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of the board of directors; or
•
by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting at which directors are to be elected may only be made:

•	pursuant to our notice of the meeting;
•	by or at the direction of the board of directors; or
•
provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record as of the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the special meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions of the bylaws.

Nomination Right

Our Bylaws provide that, so long as our Manager or any of its affiliates serve as our manager, in order for an individual to be qualified to be nominated for election as a director or to serve as a director, the nominee together with all other individuals nominated for election and any individuals who will continue to serve as a director after such election must include at least one individual that is or was designated by KKR Group Holdings L.P. (successor to KKR Fund Holdings L.P.).

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company. Our charter expressly authorizes us, to the fullest extent permitted by law, to carry directors’ and officers’ liability insurance on behalf of any person described above against any liability that may be asserted against such person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

Corporate Opportunities

Our charter includes a provision that provides, among other things, subject to certain exceptions, neither our Manager nor its affiliates (including those serving as our directors or officers) will have any duty to refrain from engaging, directly or indirectly, in any business opportunities (except those opportunities that are expressly offered to such person in his or her capacity as a director or officer of our company), including any business opportunities in the same or similar business activities or lines of business in which we or any of our affiliates may from time to time be engaged or propose to engage, or from competing with us.